Docusign Envelope ID: 17901F9E-E1FC-84DD-825C-BFF5C17A299F

Egregio Signor
Pierluigi Paracchi
A mani

PARACHUTE AGREEMENT

Premesso che:

A) è in corso un rapporto di lavoro subordinato tra il Sig. Pierluigi Paracchi, C.F. PRCPLG73E22F20SF e la nostra società Genenta Science S.p.A., C.F. e P.IVA 08738490963 (di seguito la «**Società**»), a tempo indeterminato, in qualità di dirigente con qualifica di «Direttore Generale», instaurato in data 15 dicembre 2021, come modificato dal successivo accordo del 30 maggio 2025 (di seguito anche il «**Contratto di Lavoro**» o il «**Rapporto di Lavoro**»);

B) il Sig. Paracchi, a far data dal 24 luglio 2014, riveste altresì il ruolo di Amministratore Delegato della Società, con scadenza dell'attuale mandato alla data di approvazione assembleare del bilancio di esercizio al 31 dicembre 2025;

C) il consiglio di amministrazione della Società ha deliberato, tra le altre cose, l'attribuzione di un pagamento forfettario (di seguito denominato «**Parachute**»), a favore del Sig. Pierluigi Paracchi, in virtù del Suo ruolo di Amministratore Delegato (di seguito denominato «**Parachute Agreement**»).

Ciò premesso e facendo seguito alle intese intercorse, Le confermiamo quanto segue.

1. Parachute Agreement

1.1 In considerazione del Suo lungo ed eccellente stato di servizio, Le confermiamo quanto segue.

1.2 Ai fini del presente accordo, Ella sarà considerato *Good leaver* in tutti i casi di cessazione della carica di Amministratore Delegato non compresi nella nozione di *Bad leaver* di cui al punto 1.3. A titolo esemplificativo, Ella sarà considerato *Good leaver* in caso di:

a. Revoca senza giusta causa dalla carica di Amministratore da parte dell'Assemblea;

Delivered by hands

PARACHUTE AGREEMENT

Whereas:

an employment relationship is currently in place between Mr. Pierluigi Paracchi, tax code [redacted], and our company Genenta Science S.p.A., tax code and VAT no. 08738490963 (hereinafter, the «**Company**»), under an open-ended employment contract, as an executive with the title of «**General Manager**», entered into on 15 December 2021, as subsequently amended by the agreement dated 30 May 2025 (hereinafter also referred to as the «**Employment Contract**» or the «**Employment Relationship**»);

Mr. Paracchi currently serves , as from July 24, 2014 Chief Executive Officer of the Company, with the current term of office expiring on the date of approval of the Company's financial statements as of 31 December 2025 by the Shareholders' Meeting ;

the Board of Directors of the Company resolved, inter alia, to grant a lump-sum payment to Mr. Pierluigi Paracchi, by virtue of his office as Chief Executive Officer, such payment being hereinafter referred to as the «**Parachute**» and the relevant arrangement being hereinafter referred to as the «**Parachute Agreement**»;

In the light of the foregoing and following the agreements reached, we hereby confirm the following.

Parachute Agreement

In consideration of your longstanding and excellent service record, we hereby confirm as follows.

For the purposes of this Agreement, you shall be deemed a Good Leaver in all cases of termination of your office as Chief Executive Officer that do not fall within the definition of *Bad Leaver* set out in Clause 1.3. By way of example, you shall be deemed a *Good Leaver* in the event of:

Removal from office as Director by the Shareholders' Meeting without just cause

Docusign Envelope ID: 17901F9E-E1FC-84DD-825C-BFF5C17A299F

b. Revoca o mancato rinnovo senza giusta causa, da parte del Consiglio di Amministrazione, di tutte le deleghe sin qui attribuitele;

Revocation or non-renewal, without just cause, by the Board of Directors, of all powers delegated to you to date;

c. Rinuncia alle deleghe attribuitele o dimissioni dalla carica di Amministratore per «giusta causa», ossia motivata da fatti gravi che rendono non più ragionevolmente esigibile la prosecuzione dell'incarico e/o al verificarsi di circostanze tali da compromettere il rapporto fiduciario o da impedire il corretto svolgimento delle funzioni gestorie, tra cui a titolo esemplificativo e non esaustivo:

Resignation from the powers delegated to you or resignation from office as Director for «just cause», meaning where such resignation is prompted by serious events that make the continuation of the office no longer reasonably sustainable and/or upon the occurrence of circumstances capable of undermining the fiduciary relationship or preventing the proper performance of management duties, including, without limitation:

i. impossibilità di esercitare le deleghe conferite;

inability to exercise the delegated powers conferred;

ii. interferenze indebite nella gestione,

undue interference with management;

iii. mancata collaborazione degli altri organi sociali,

lack of cooperation by the other corporate bodies;

iv. esclusione dai flussi informativi,

exclusion from information flows;

v. adozione di decisioni non condivise che espongano l'amministratore a responsabilità,

adoption of decisions not agreed upon which may expose the director to liability;

vi. gravi contrasti con soci o consiglio,

serious disagreements with the shareholders or the Board of Directors;

vii. condotte societarie tali da rendere rischiosa o non sostenibile la permanenza nella carica;

corporate conduct such as to make continued service in office risky or unsustainable;

d. cessazione del Rapporto di Lavoro dirigenziale dovuto al licenziamento per ragioni di natura oggettiva (ossia da ragioni inerenti all'attività produttiva, all'organizzazione del lavoro e al regolare funzionamento di essa), con contestuale cessazione della carica di Amministratore Delegato;

termination of the executive employment relationship as a result of dismissal on objective grounds, namely for reasons relating to the Company's business activity, work organisation and the proper functioning thereof, with simultaneous termination of the mandate as Chief Executive Officer;

e. cessazione del Rapporto di Lavoro dovuto al licenziamento per superamento del periodo di comporto, ai sensi dell'art. 2110 Cod. civ., con contestuale cessazione della carica di Amministratore Delegato;

termination of the Employment Relationship as a result of dismissal due to the expiry of the statutory protected sickness absence period, pursuant to Article 2110 of the Italian Civil Code, with simultaneous termination of the office of Chief Executive Officer;

Docusign Envelope ID: 17901F9E-E1FC-84DD-825C-BFF5C17A299F

f. cessazione del Rapporto di Lavoro dirigenziale per dimissioni rassegnate per giusta causa, ai sensi dell'art. 2119 Cod. civ., con contestuale cessazione della carica di Amministratore Delegato;

termination of the executive Employment Relationship as a result of resignation tendered for just cause, pursuant to Article 2119 of the Italian Civil Code, with concurrent termination of the office of Chief Executive Officer;

g. dimissioni rassegnate per accedere al pensionamento, con contestuale cessazione della carica di Amministratore Delegato;

resignation tendered in order to access retirement, with concurrent termination of the office of Chief Executive Officer;

h. risoluzione consensuale del rapporto, con contestuale cessazione della carica di Amministratore Delegato;

mutual termination of the relationship, with concurrent termination of the office of Chief Executive Officer;

i. morte del Sig. Paracchi;

death of Mr. Paracchi.

1.3 Ella sarà considerato *Bad leaver* in caso di:

You will be considered as *Bad leaver* in case of:

j. revoca della carica di Amministratore o delle deleghe attribuitele per giusta causa;

revocation of the mandate as Chief Executive Officer for just cause;

k. cessazione del Rapporto di Lavoro dirigenziale dovuto al licenziamento per giusta causa *ex* art 2119 Cod. civ., accertata con sentenza definitiva, con contestuale cessazione della carica di Amministratore Delegato;

termination of the executive Employment Relationship as a result of dismissal for just cause pursuant to Article 2119 of the Italian Civil Code, where such just cause has been ascertained by a final and binding judgment, with concurrent termination of the office of Chief Executive Officer;

l. Cessazione del Rapporto di Lavoro dirigenziale dovuto a dimissioni senza giusta causa e/o violazione del patto di non concorrenza di cui al contratto di lavoro.

Termination of the executive Employment Relationship as a result of resignation without just cause and/or breach of the non-compete undertaking set out in the employment agreement.

1.4 In tutti i casi di cessazione del rapporto quale *Good leaver*, il Sig. Paracchi avrà diritto al pagamento di un Parachute.

In all cases of termination of the relationship as a Good Leaver, Mr. Paracchi shall be entitled to the payment of a Parachute.

1.5 Il Parachute sarà pari a: (i) 12 mensilità dell'ultima retribuzione globale lorda calcolata ai sensi dell'art. 2121 Cod. civ. relativa al Contratto di Lavoro subordinato in essere oltre ad (ii) un importo pari al bonus target previsto dall'articolo 5.1 del Contratto di Lavoro, fino al 40% della retribuzione annua lorda, indipendentemente dal fatto che tale bonus sia formalmente maturato o sia stato deliberato dal Consiglio di Amministrazione alla data di cessazione del Rapporto di Lavoro.

The Parachute shall be equal to: (i) twelve (12) months of the last gross overall remuneration, calculated pursuant to Article 2121 of the Italian Civil Code, under the existing Employment Agreement; plus (ii) an amount equal to the target bonus provided for under Article 5.1 of the Employment Agreement, up to 40% of the gross annual remuneration, irrespective of whether such bonus has formally accrued or has been resolved upon by the Board of Directors as at the date of termination of the Employment Relationship.

1.6 Il Parachute sarà corrisposto in aggiunta alle somme dovute per l'esecuzione e la cessazione del Rapporto di Lavoro (tra le quali, la normale

The Parachute shall be paid in addition to any amounts due in connection with the performance and termination of the Employment Relationship,

Docusign Envelope ID: 17901F9E-E1FC-84DD-825C-BFF5C17A299F

	retribuzione, i ratei di mensilità supplementari, l'indennità sostitutiva delle ferie e dei permessi maturati e non goduti, il TFR, l'indennità sostitutiva del preavviso (se dovuta) ed il compenso dovuto per il patto di non concorrenza) e/o ogni altra eventuale spettanza dovuta in relazione alla carica e/o alla cessazione di Amministratore Delegato.	(including, without limitation, ordinary remuneration, accrued portions of additional monthly salary payments, payment in lieu of accrued and unused holidays and leave, severance pay, payment in lieu of notice, if due, and the consideration payable for the non-compete covenant), and/or any other entitlement due in connection with the office and/or termination of Chief Executive Officer.
1.7	Il Parachute sarà corrisposto entro 30 giorni dalla cessazione della carica di Amministratore (salvo diverso accordo tra le parti) a fronte della sottoscrizione di una risoluzione consensuale e/o transazione generale e novativa, ai sensi e per gli effetti degli artt. 1975 e 1976 Cod. civ., che preveda la reciproca rinunzia a qualsiasi pretesa che possa trovare origine nel rapporto di lavoro e/o nella sua cessazione.	The Parachute shall be paid within 30 days of termination of Chief Executive Officer, (unless otherwise agreed between the parties), against the execution of a mutual termination agreement and/or a general and novative settlement agreement, pursuant to and for the purposes of Articles 1975 and 1976 of the Italian Civil Code, providing for the mutual waiver of any claims arising out of the employment relationship and/or its termination.
1.8	Resta inteso che, qualora la Società si rifiuti di sottoscrivere ovvero non cooperi alla sottoscrizione dell'accordo di cui al paragrafo 1.7 la Società sarà comunque tenuta a corrispondere il Parachute al Sig. Paracchi.	It is understood that, should the Company refuse to execute or fail to cooperate in the execution of the agreement referred to in paragraph 1.7, the Company shall in any event be required to pay the Parachute to Mr. Paracchi.
1.9	Le Parti si danno reciprocamente atto che restano ferme le pattuizioni ed ogni diritto ed obbligazione derivante dal Contratto di Lavoro, ivi incluso quanto regolato dal patto di non concorrenza di cui al Contratto di Lavoro, così come modificato dal successivo accordo del 19 giugno 2026.	The Parties mutually acknowledge and agree that the provisions of, and any rights and obligations arising under, the Employment Agreement shall remain unaffected, including the non-compete covenant, referred into the Employment Contract, as amended by the subsequent agreement dated 19 June 2026.

Letto confermato e sottoscritto

Richard Slansky, Chief Financial Officer

DocuSigned by:

Richard B. Slansky

067339D583F948F...

Sig. Pierluigi Paracchi

Firmato da:

PIERLUIGI PARACCHI

EDABBB17C210458...